Exhibit 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders:

We have reviewed the condensed consolidated balance sheet of Costco Wholesale Corporation and subsidiaries as of November 21, 2004, the related condensed consolidated statements of income and cash flows for the twelve-week periods ended November 21, 2004 and November 23, 2003. These condensed consolidated financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Costco Wholesale Corporation and subsidiaries as of August 29, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the 52 weeks then ended (not presented herein); and in our report dated October 22, 2004, we expressed an unqualified opinion on those consolidated financial statements and disclosed that effective February 16, 2004, the Company adopted Emerging Issues Task Force Issue No. 03-10, “Application of Issue 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers,” and effective September 2, 2002, the Company adopted the fair value method of recording stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” Additionally, as discussed in Note 1 to the consolidated financial statements, during the fiscal year ended August 31, 2003, the Company adopted Emerging Issues Task Force Issue No. 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” based on the specific transition guidance. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of August 29, 2004, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/S/ KPMG LLP

Seattle, Washington

December 9, 2004

26